Prospectus	Filed Pursuant to Rule 424(b)(3)
Registration No. 333-261021

NextDecade Corporation

2,175,856 shares of Common Stock for Sale by the Selling Stockholders

This prospectus relates to the offer and sale from time to time by the selling stockholders identified in this prospectus or in a supplement hereto of up to an aggregate of 2,175,856 shares of common stock, par value $0.0001 per share (the “Common Stock”), of NextDecade Corporation (the “Company”). Of these shares, (x) 797,450 shares were issued pursuant to a Common Stock Purchase Agreement with a selling stockholder dated October 24, 2019 in connection with the occurrence of certain events following the date of such agreement; (y) (i) 907,215 shares are issuable upon conversion of the Company’s Series C Convertible Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”); (ii) an estimated 123,963 shares of Common Stock are issuable upon exercise of the warrants that were issued with the Series C Preferred Stock (“Series C Warrants”); and (iii) an estimated 104,062 shares of Common Stock are issuable upon conversion of the shares of Series C Preferred Stock that may be made as dividend payments; and (z) 243,166 shares were issued upon the exercise of certain of the warrants issued with the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”), and Series B Convertible Preferred Stock, par value $0.0001 per share (“Series B Preferred Stock”), that exceeded the estimate of shares of Common Stock issuable upon the exercise of such warrants included in Company’s previously filed Registration Statement on Form S-3 (No. 333-228914).

We have agreed to bear all of the expenses incurred in connection with the registration of the sale of shares of Common Stock covered by this prospectus other than those expenses related to transfer taxes, underwriting or brokerage commissions or discounts associated with the sale of shares of Common Stock pursuant to this prospectus. We are not selling any shares of Common Stock under this prospectus and will not receive any proceeds from the sale of shares of Common Stock by the selling stockholders. The shares of Common Stock to which this prospectus relates may be offered and sold from time to time directly by the selling stockholders or alternatively through underwriters, broker-dealers or agents. The selling stockholders will determine at what price it may sell the shares of Common Stock offered by this prospectus, and such sales may be made at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. For additional information on the methods of sale that may be used by the selling stockholders, see the section titled “Plan of Distribution.”

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should carefully read this prospectus and any prospectus supplement or amendment before you invest. You also should read the documents we have referred you to under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” of this prospectus for information about us and our financial statements.

The Common Stock is listed on the Nasdaq Capital Market under the symbol “NEXT.” On November 8, 2021, the last reported sale price of the Common Stock on the Nasdaq Capital Market was $3.99 per share.

Investing in shares of our Common Stock involves risks. See the section entitled “Risk Factors” beginning on page 8 of this prospectus. You should carefully read and consider these risk factors before you invest in shares of our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 22, 2021.

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission pursuant to which the selling stockholders named herein may, from time to time, offer and sell or otherwise dispose of shares of Common Stock covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or the shares of Common Stock are sold or otherwise disposed of on a later date. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. The prospectus will be updated, and updated prospectuses made available for delivery, to the extent required by the federal securities laws. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference herein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the caption “Where You Can Find More Information” in this prospectus.

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making, and the selling stockholders may not make, an offer to sell these securities in any jurisdiction where an offer or sale is not permitted.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read “Risk Factors” and “Forward-Looking Statements.”

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the selling stockholders may, from time to time, offer and sell the shares of Common Stock described in this prospectus in one or more offerings.

In addition, a prospectus supplement may also add, update or change the information contained or incorporated in this prospectus. Any prospectus supplement will supersede this prospectus to the extent it contains information that is different from, or that conflicts with, the information contained or incorporated in this prospectus. The registration statement we filed with the SEC includes exhibits that provide more detail of the matters discussed in this prospectus. You should read and consider all information contained in this prospectus and the related registration statement and exhibits filed with the SEC and any accompanying prospectus supplement in making your investment decision. You should also read and consider the information contained in the documents identified under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

The registration statement that we have filed with the SEC registers the securities offered by this prospectus under the Securities Act. The registration statement, including the exhibits to it, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

The Company files reports, proxy statements and other information with the SEC as required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You can read the Company’s filings with the SEC, including this prospectus, over the internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document the Company files with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

We also make available free of charge on the Investors section of our website, http://www.next-decade.com, all materials that we file electronically with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Section 16 reports and amendments to those reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. Information contained on our website or any other website is not incorporated by reference into, and does not constitute a part of, this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. These other documents contain important information about us, our financial condition and our results of operations. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below (other than portions of these documents that are either (i) described in paragraph (e) of Item 201 of Regulation S-K or paragraphs (d)(1)-(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (ii) deemed to have been furnished and not filed in accordance with SEC rules, including Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01)), unless otherwise indicated therein:

●	Our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 25, 2021;

●	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021 filed with the SEC on May 13, 2021, August 2, 2021 and November 10, 2021, respectively;

●

Our Current Reports on Form 8-K as filed with the SEC on January 20, 2021, March 4, 2021, March 18, 2021, March 29, 2021, April 19, 2021, June 16, 2021, June 21, 2021, August 2, 2021 and August 27, 2021;

●	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 29, 2021; and

●

The description of Common Stock included in the Registration Statement on Form 8-A filed with the SEC on February 9, 2015 (File No. 001-36842), as amended by the Registration Statement on Form 8-A/A filed with the SEC on March 18, 2015, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (i) described in paragraph (e) of Item 201 of Regulation S-K or paragraphs (d)(1)-(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (ii) deemed to have been furnished and not filed in accordance with SEC rules, including Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01, unless otherwise indicated therein)) whether filed after the initial filing date of this registration statement and prior to effectiveness of the registration statement or after the date of this prospectus and prior to the completion of the offering of all securities covered hereby. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You may also request and we will provide, free of charge, a copy of any document incorporated by reference in this prospectus (excluding exhibits to such document unless an exhibit is specifically incorporated by reference in the document) by visiting our internet website at http://www.next-decade.com or by writing or calling us at the following address and telephone number:

NextDecade Corporation

Attention: Corporate Secretary

1000 Louisiana Street, Suite 3900

Houston, Texas 77002

(713) 574-1880

You should rely only on the information contained in, or incorporated by reference into, this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different or additional information. We are not offering to sell or soliciting any offer to buy any securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or in any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement and the documents incorporated herein or therein by reference include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact contained in this prospectus, including statements regarding our future results of operations and financial position, strategy and plans and our expectations for future operations, are forward-looking statements. The words “anticipate,” “contemplate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “might,” “will,” “would,” “could,” “should,” “can have,” “likely,” “continue,” “design” and other words and terms of similar expressions are intended to identify forward-looking statements.

We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, strategy, short-term and long-term business operations and objectives and financial needs.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual results could differ from those expressed in our forward-looking statements. Our future financial position and results of operations, as well as any forward-looking statements are subject to change and inherent risks and uncertainties, including those described in the section entitled “Risk Factors” herein and in our most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q. You should consider our forward-looking statements in light of a number of factors that may cause actual results to vary from our forward-looking statements including, but not limited to:

●	our progress in the development of our liquefied natural gas (“LNG”) liquefaction and export projects and the timing of that progress;

●	our final investment decision (“FID”) in the construction and operation of a LNG terminal at the Port of Brownsville in southern Texas (the “Terminal”) and the timing of that decision;

●	the successful completion of the Terminal by third-party contractors and a pipeline to supply gas to the Terminal being developed by a third-party;

●	our ability to develop the carbon capture and storage project at the Terminal (the “CCS project”) to reduce carbon emissions from the Terminal;

●	our ability to secure additional debt and equity financing in the future to complete the Terminal;

●	our ability to secure additional debt and equity financing in the future to complete the CCS project, if implemented;

●	the accuracy of estimated costs for the Terminal;

●	the accuracy of estimated costs for the CCS project;

●	statements that the Terminal and the CCS project, when completed, will have certain characteristics, including amounts of liquefaction capacities and amount of CO2 reduction;

●	the development risks, operational hazards, regulatory approvals applicable to the Terminal’s, the CCS project's and the third-party pipeline's construction and operations activities;

●	technological innovation which may lessen our anticipated competitive advantage;

●	the global demand for and price of LNG;

●	the availability of LNG vessels worldwide;

●	changes in legislation and regulations relating to the LNG industry, including environmental laws and regulations that impose significant compliance costs and liabilities;

●

global pandemics, including the 2019 novel coronavirus (“COVID-19”) pandemic, and their impact on our business and operating results, including any disruptions in our operations or development of the Terminal and the health and safety of our employees, and on our customers, the global economy and the demand for LNG;

●	risks related to doing business in and having counterparties in foreign countries;

●	our ability to maintain the listing of our securities on a securities exchange or quotation medium;

●	changes adversely affecting the business in which we are engaged;

●	management of growth;

●	general economic conditions;

●	our ability to generate cash;

●	compliance with environmental laws and regulations; and

●	the result of future financing efforts and applications for customary tax incentives.

Should one or more of the foregoing risks or uncertainties materialize in a way that negatively impacts us, or should your underlying assumptions prove incorrect, our actual results may vary materially from those anticipated in our forward-looking statements, and our business, financial condition and results of operations could be materially and adversely affected.

The forward-looking statements contained in this prospectus are made as of the date of this prospectus or, in the case of any accompanying prospectus supplement or documents incorporated by reference, the date of any such document. You should not rely upon forward-looking statements as predictions of future events. In addition, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements.

Except as required by applicable law, we do not undertake any obligation to publicly correct or update any forward-looking statements. All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements as well as others made in this prospectus, our most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q, and in our other SEC filings and public communications. You should evaluate all forward-looking statements made by us in the context of these risks and uncertainties.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere or incorporated by reference into this prospectus. It may not contain all the information that may be important to you. You should read this entire prospectus, including all documents incorporated by reference, carefully, especially the “Risk Factors” section beginning on page 10 of this prospectus and incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2020 and subsequently filed Quarterly Reports on Form 10-Q, and our financial statements and related notes incorporated by reference in this prospectus before making an investment decision with respect to our securities. Please see the sections titled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

Our Company

We engage in development activities related to the liquefaction and sale of LNG and the reduction of CO2 emissions, in part, through the CCS project. We have focused and continue to focus our development activities on the Terminal and recently announced our planned development of the CCS project (described further under “Recent Developments”).  We have undertaken and continue to undertake various initiatives to evaluate, design and engineer the Terminal and the CCS project that we expect will result in demand for LNG supply at the Terminal, which would enable us to seek construction financing to develop the Terminal and the CCS project. We believe the Terminal possesses competitive advantages in several important areas, including, engineering, design, commercial, regulatory, emission reductions, and gas supply. We submitted a pre-filing request for the Terminal to the Federal Energy Regulatory Commission (the “FERC”) in March 2015 and filed a formal application with the FERC in May 2016. In November 2019, the FERC issued an order authorizing the siting, construction and operation of the Terminal.  We also believe we have robust commercial offtake and gas supply strategies.

NEXT Carbon Solutions

On March 18, 2021, we announced the formation of NEXT Carbon Solutions that is expected to (i) develop one of the largest CCS projects in North America at the Terminal, (ii) advance proprietary processes to lower the cost of utilizing CCS technology, (iii) help other energy companies to reduce their greenhouse gas (“GHG”) emissions associated with the production, transportation, and use of natural gas, and (iv) generate high-quality, verifiable carbon offsets to support companies in their efforts to achieve net-zero emissions. NEXT Carbon Solutions’ CCS project is expected to reduce permitted CO2 emissions at the Terminal by more than 90 percent without major design changes to the Terminal.

CCS project

On March 25, 2021, we announced the execution of a term sheet with Oxy Low Carbon Ventures (“OLCV”), a subsidiary of Occidental Petroleum Corporation, for the offtake and storage of CO2 captured from the Terminal. Under the terms of the agreement, OLCV will offtake and transport CO2 from the Terminal and permanently sequester it in an underground geologic formation in the Rio Grande Valley, where there is believed to be vast CO2 storage capacity, pursuant to a CO2 Offtake Agreement and a Sequestration and Monitoring Agreement to be negotiated by the parties.

We have partnered with Mitsubishi Heavy Industries, an experienced developer of post-combustion carbon capture technology, to assist with the planned CCS project at the Terminal.

Terminal

In April 2021, we announced a joint pilot project with Project Canary for the monitoring, reporting, and independent third-party measurement and certification of the GHG intensity of LNG to be sold from the Terminal.

COVID-19 Pandemic and its Effect on our Business

The business environment in which we operate has been impacted by the recent downturn in the energy market as well as the outbreak of COVID-19 and its progression into a pandemic in March 2020.  We have modified and may continue to modify certain business and workforce practices to protect the safety and welfare of our employees.  Furthermore, we have implemented and may continue to implement certain mitigation efforts to ensure business continuity. We will continue to actively monitor the situation and may take further actions altering our business operations that we determine are in the best interests of our employees, customers, partners, suppliers, and stakeholders, or as required by federal, state, or local authorities.  It is not clear what the potential effects any such alterations or modifications may have on our business, including the effects on our customers, employees, and prospects, or on our financial results for fiscal year 2021 or beyond.

Private Placement of Series C Convertible Preferred Stock and Warrants

In July 2021, we sold an aggregate of 5,000 shares of Series C Preferred Stock at $1,000 per share for an aggregate purchase price of $5.0 million and issued an additional 100 shares of Series C Preferred Stock in aggregate as origination fees.   Series C Warrants exercisable for Common Stock were issued together with the Series C Preferred Stock.

Under the Certificate of Designations of Series C Convertible Preferred Stock (the “Series C Certificate of Designations”), holders of Series C Preferred Stock have the following rights, preferences, and privileges:

Ranking: The Series C Preferred Stock ranks senior in preference and priority to the Common Stock and each other class or series of capital stock of the Company, except for Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, with respect to which it ranks pari passu, and any other class or series of Parity Stock (as defined in the Series C Certificate of Designations) issued in compliance with the terms of the Series C Certificate of Designations.

Dividends: The holders of Series C Preferred Stock are entitled to receive, out of funds legally available for the payment of dividends under Delaware law, cumulative dividends that accrue daily at an annual rate of 12%, payable quarterly in cash or in-kind. The holders of Series C Preferred Stock are also entitled to participate in dividends (payable in cash, securities or otherwise) made on shares of Common Stock.

Liquidation Preference: Upon a defined liquidation, the holders of Series C Preferred Stock will be entitled to be paid first (together with holders of Parity Stock) out of any proceeds in an amount per share equal to the greater of (i) an amount equal to (a) $1,000 per share of Series C Preferred Stock plus (b) any accrued but unpaid dividends on such share of Series C Preferred Stock as of immediately prior to such liquidation, and (ii) such amounts as would have been payable had all shares of Series C Preferred Stock been converted into Common Stock (without regard to any of the limitations on convertibility contained in the Series C Certificate of Designations and plus any payment in respect of any fractional interest pursuant to the Series C Certificate of Designations) immediately prior to such liquidation, and prior to payment of any amounts on Common Stock.

Conversion:  The Company has the option to convert all, but not less than all, of the Series C Preferred Stock into shares of Common Stock at the conversion prices set forth in the Series C Convertible Preferred Stock Purchase Agreements on any date on which the volume weighted average trading price of shares of Common Stock for each trading day during any 60 of the prior 90 trading days is equal to or greater than 175% of the conversion price of the Series A Preferred Stock and the Series B Preferred Stock, in each case subject to certain terms and conditions.  The current conversion price for the shares of Series C Preferred Stock issued to the selling stockholder is $5.6216.  Furthermore, the Company must convert all of the Series C Preferred Stock into shares of Common Stock at the Conversion Price on the earlier of (i) ten (10) business days following a FID Event (as defined in the Series C Certificate of Designations) and (ii) the date that is the tenth (10th) anniversary of the date of the Series C Certificate of Designations.

Anti-dilution Protection: The Conversion Price is subject to proportional adjustment for certain transactions relating to the Company’s capital stock, including stock splits, stock dividends and similar transactions.  In addition, the Conversion Price will be subject to anti-dilution protections with respect to certain Common Stock issuances, subject to certain exceptions.

Voting Rights: Holders of Series C Preferred Stock are entitled to vote with the holders of the Common Stock on an as-converted basis. In addition, prior to the conversion of the Series C Preferred Stock, the consent of the holders of at least a majority of the Series C Preferred Stock then outstanding, voting together as a single class, are required for the Company to take certain actions, including, among others, (i) authorizing, creating or approving the issuance of any shares of, or of any security convertible into, or convertible or exchangeable for shares of, senior to the Series C Preferred Stock; (ii) adversely affecting the rights, preferences or privileges of the Series C Preferred Stock, subject to certain exceptions; (iii) amending, altering or repealing any of the provisions of the Company’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) in a manner that would adversely affect the powers, designations, preferences or rights of the Series C Preferred Stock; or (iv) amending, altering or repealing any of the provisions of the Series C Certificate of Designations.

Series C Warrants

The Series C Warrants issued to the selling stockholder represent the right to acquire in the aggregate a number of shares of Common Stock equal to approximately 7.1 basis points (0.071%) of all outstanding shares of Common Stock, measured on a fully diluted basis, on the exercise date for an exercise price of $0.01 per share.   The Series C Warrants have a fixed three-year term commencing on the closing date of the corresponding issuance of the Series C Preferred Stock. The Series C Warrants may only be exercised by holders of the Series C Warrants at the expiration of such three-year term, except that the Company can force exercise of the Series C Warrants prior to expiration of such term if (i) the volume weighted average trading price of shares of Common Stock for each trading day during any sixty (60) of the prior ninety (90) trading days is equal to or greater than 175% of the conversion price of the Series A Preferred Stock and the Series B Preferred Stock and (ii) the Company simultaneously elects to force a mandatory exercise of all other warrants then-outstanding and unexercised and held by any holder of Parity Stock.

Private Placement of Series A Warrants and Series B Warrants

In August 2018, the Company sold an aggregate of 50,000 shares of Series A Preferred Stock at $1,000 per share for an aggregate purchase price of $50 million and issued an additional 1,000 shares of Series A Preferred Stock in aggregate as origination fees. The shares of Series A Preferred Stock were issued together with warrants to purchase Common Stock (the “Series A Warrants”). The Series A Warrants represented the right to acquire in the aggregate 71 basis points (0.71%) of the fully diluted shares of all outstanding shares of Common Stock on the exercise date with an exercise price of $0.01 per share. The Series A Warrants were exercisable at the expiration of their three-year term.

In September 2018, the Company sold an aggregate of 29,055 shares of Series B Preferred Stock at $1,000 per share for an aggregate purchase price of $29.055 million and issued an additional 581 shares of Series B Preferred Stock in aggregate as origination fees.  The shares of Series B Preferred Stock were issued together with warrants to purchase Common Stock (the “Series B Warrants”). The Series B Warrants represented the right to acquire in the aggregate 41.5 basis points (0.415%) of fully diluted shares of all outstanding shares of Common Stock on the exercise date with an exercise price of $0.01 per share. The Series B Warrants were exercisable at the expiration of their three-year term.

During the three months ended September 30, 2021, certain of the holders of the Series A Warrants and Series B Warrants exercised their respective warrants and were issued 1,485,198 shares of Common Stock upon exercise. The offer and sale of 1,242,032 shares of Common Stock to be issued upon exercise of such warrants was previously registered in the Company’s previously filed Registration Statement on Form S-3 (No. 333-228914), and the offer and sale of the remaining 243,166 shares of Common Stock that were issued upon exercise of such warrants is registered pursuant to the Registration Statement of which this prospectus forms a part.

Corporate Information

The mailing address of our principal executive office is 1000 Louisiana Street, Suite 3900, Houston, Texas 77002 and our telephone number is (713) 574-1880. We maintain a website at www.next-decade.com. The information contained on our website is not intended to form a part of, or be incorporated by reference into, this prospectus. For a description of our business, financial condition, results of operations and other important information regarding us, we refer you to our filings with the Commission incorporated by reference into this prospectus supplement. For instructions on how to find copies of these documents, see “Where You Can Find More Information.”

THE OFFERING

Common Stock offered by the selling stockholders	Up to 2,175,856 shares of Common Stock, which include:
●

797,450 shares that were issued pursuant to a Common Stock Purchase Agreement with a selling stockholder dated October 24, 2019 upon the occurrence of certain events following the date of such agreement;

	●	907,215 shares that are issuable upon conversion of the Series C Preferred Stock;
	●	an estimated 123,963 shares that are issuable upon exercise of the Series C Warrants issued to a selling stockholder;
	●	an estimated 104,062 shares that are issuable upon conversion of shares of Series C Preferred Stock that may be made as dividend payments; and
●

243,166 shares that were issued upon the exercise of Series A Warrants and Series B Warrants that exceeded the estimate of shares of Common Stock issuable upon the exercise of such warrants included in a registration statement previously filed by the Company.

Use of proceeds

We are not selling any shares of Common Stock under this prospectus and will not receive any of the proceeds from the sale of shares of Common Stock by the selling stockholders. To the extent Series C Warrants are exercised through the payment of cash, we will receive the exercise price thereof. We currently expect to use such nominal net proceeds of any such exercise for working capital and general corporate purposes.

Risk factors

An investment in shares of Common Stock involves a high degree of risk. Please refer to the sections titled “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before investing in shares of Common Stock.

Nasdaq Capital Market symbol	NEXT

RISK FACTORS

An investment in Common Stock involves a high degree of risk. Before you decide to invest in shares of Common Stock, you should consider carefully all of the information in this prospectus and the documents incorporated by reference herein and, in particular, the risks described below and the Risk Factors included in any prospectus supplement or amendment, our Annual Report on Form 10-K for the year ended December 31, 2020, subsequently filed Quarterly Reports on Form 10-Q and our other filings with the SEC that are incorporated by reference into this prospectus. The risks described in this prospectus or in any document incorporated by reference are not the only ones we face. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our business, prospects, financial condition and results of operations. In any such case, the trading price of shares of Common Stock could decline materially and you could lose all or part of your investment. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

USE OF PROCEEDS

All of the shares of Common Stock covered by this prospectus are being sold by the selling stockholders. See the section titled “Selling Stockholders.” To the extent Series C Warrants are exercised through the payment of cash, we will receive the exercise price thereof. We currently expect to use such nominal net proceeds of any such exercise for working capital and general corporate purposes.  We will bear all of the expenses incurred in connection with the registration of the shares of Common Stock covered by this prospectus other than those expenses related to transfer taxes, underwriting or brokerage commissions or discounts associated with the sale of shares of Common Stock pursuant to this prospectus.

SELLING STOCKHOLDERS

This prospectus covers the offering for resale of up to an aggregate of 2,175,856 shares of Common Stock that may be offered and sold from time to time under this prospectus by the selling stockholders identified below, subject to any appropriate adjustment as a result of any stock dividend, stock split or distribution, or in connection with a combination of shares. Of these shares, (x) 797,450 shares were issued pursuant to a Common Stock Purchase Agreement with a selling stockholder dated October 24, 2019 (the “Common Stock Purchase Agreement”) in connection with the occurrence of certain events following the date of such agreement; (y) (i) 907,215 shares that are issuable upon conversion of Series C Preferred Stock; (ii) an estimated 123,963 shares that are issuable upon exercise of Series C Warrants; and (iii) an estimated 104,062 shares that are issuable upon conversion of shares of Series C Preferred Stock that may be made as dividend payments; and (z) 243,166 shares that were issued upon the exercise of Series A Warrants and Series B Warrants that exceeded the estimate of shares of Common Stock issuable upon the exercise of such warrants that were included in registration statements previously filed by the Company.

In connection with entering into the Common Stock Purchase Agreement and the offerings of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, we entered into registration rights agreements with each of the selling stockholders pursuant to which we are obligated to prepare and file a registration statement to permit the resale of shares of the Common Stock held by such selling stockholders from time to time as permitted by Rule 415 promulgated under the Securities Act. We currently have no agreements, arrangements or understandings with any selling stockholder regarding the sale or other disposition of any of the shares of Common Stock held by such selling stockholder.

We have prepared the below table and the related notes as of November 8, 2021 based on publicly available information and information previously supplied to us by the selling stockholders. We have not sought to verify such information. We believe, based on information supplied by the selling stockholders, that except as may otherwise be indicated in the footnote to the table below, the selling stockholders and their respective affiliates identified herein have sole voting and dispositive power with respect to the shares of Common Stock reported as beneficially owned by them. Because the selling stockholders identified in the table may sell some or all of the shares of Common Stock owned by them which are included in this prospectus, no estimate can be given as to the number of the shares of Common Stock available for resale hereby that will be held by the selling stockholders upon termination of this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, if applicable, the shares of Common Stock they hold in transactions exempt from the registration requirements of the Securities Act after the date on which the selling stockholders provided the information set forth on the table below. We have, therefore, assumed for the purposes of the following table, that the selling stockholders will sell all of the shares of Common Stock beneficially owned by them that are covered by this prospectus. The selling stockholders are not obligated to sell any of the shares of Common Stock offered by this prospectus. The percent of beneficial ownership for the selling stockholders is based on 123,829,640 shares of Common Stock outstanding as of November 8, 2021.

	Shares of Common Stock Beneficially Owned Prior to the Offering**				Shares of Common Stock Beneficially Owned After Completion of the Offering**
Selling stockholder:	Number	Percentage	Shares of Common Stock Offered Hereby		Number	Percentage
Ninteenth Investment Company LLC(1)	10,871,932	8.8%	797,450	(6)	10,871,932	8.7%
TEP Next Decade, LLC(2)	—	*	1,135,240	(7)	—	*
First Series of HDML Fund I LLC (3)	658,259	*	1,632	(8)	658,259	*
HCN LP(3)	4,113,065	3.3%	3,539	(8)	4,113,065	3.3%
Bardin Hill Event-Driven Master Fund LP(3)	440,352	*	532	(8)	440,352	*
HGC NEXT INV LLC(4)	788,220	*	126,535	(8)	788,220	*
Blackrock, Inc.(5)	2,130,733	1.7%	110,928	(8)	2,130,733	1.7%

*     Indicates beneficial ownership of less than 1% of the total outstanding Common Stock.

**  “Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Exchange Act and includes more than typical forms of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment or voting power. For purposes of this table, shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days of November 8, 2021 are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.

(1) Ninteenth Investment Company LLC (“Ninteenth”) is a limited liability company organized under the laws of the Emirate of Abu Dhabi. Mubadala Investment Company PJSC, a public joint stock company established under the laws of the Emirate of Abu Dhabi, is the sole owner of Mamoura Diversified Global Holding PJSC, a public joint stock company established under the laws of the Emirate of Abu Dhabi, which owns 99% of Ninteenth. Accordingly, Mubadala Investment Company PJSC and Mamoura Diversified Global Holding PJSC may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the shares of Common Stock beneficially owned by Ninteenth. Pursuant to that certain Purchaser Rights Agreement, dated as of October 28, 2019, by and between the Company and Ninteenth, Ninteenth has the right to appoint one person to serve as a Class B director of the Board.

Ninteenth’s address is Al Mamoura A, P.O. Box 45005, Abu Dhabi, United Arab Emirates.

(2) TEP Next Decade, LLC (“TEP NextDecade”) is a Delaware limited liability company. TEP NextDecade is an affiliate of Energy & Power Transition Partners, LLC (“EPTP”) and EPTP may be deemed to have voting and investment power over the shares held by TEP NextDecade.  TEP NextDecade’s address is 321 N. Clark Street, Suite 2440, Chicago, IL 60654.

(3) Bardin Hill Investment Partners LP (“Bardin Hill”) serves as the investment manager to such fund. Investment decisions of Bardin Hill are made by one or more of its portfolio managers, including Jason Dillow, John Greene, and Pratik Desai, each of whom has individual decision-making authority.  Jason Dillow is the Chief Executive Officer and Chief Investment Officer of Bardin Hill. Each of Bardin Hill, HCN GP LLC (in the case of HCN LP), Bardin Hill Fund GP LLC (in the case of Bardin Hill Event-Driven Master Fund LP), Jason Dillow, John Greene, and Pratik Desai may be deemed to beneficially own the securities held by such fund and each of Bardin Hill, HCN GP LLC, Bardin Hill Fund GP LLC, Jason Dillow,  John Greene, and Pratik Desai disclaims beneficial ownership of the reported securities, except to the extent of its or his pecuniary interest. Avinash Kripalani is a Partner at Bardin Hill and serves on the Board. The address of each of HCN LP, Bardin Hill, HCN GP LLC, Bardin Hill Fund GP LLC, Jason Dillow, John Greene, and Pratik Desai is 299 Park Ave., 24th Floor, New York, New York 10171.

(4) HGC NEXT INV LLC (“HGC”) is a Delaware limited liability company. Haeyoung Lee is the sole Manager and the President of HGC and may be deemed to have voting and investment power over the shares held by HGC. Pursuant to the terms of that Series A Purchaser Rights Agreement, dated as of August 23, 2028, by and between the Company and HGC, the Board appointed Taewon Jun as a Class A director of the Board.  HGC’s address is 300 Frank W. Burr Blvd., Suite 52, Teaneck, New Jersey 07666.

(5) The registered holders of the referenced shares to be registered are the following funds and accounts under management by investment adviser subsidiaries of BlackRock, Inc.:  ABR PE Investments II, LP, BOPA1, L.P., Coastline Fund, L.P., Fair Lane Investment Partners, L.P., Multi-Alternative Opportunities Fund (A), L.P., Multi-Alternative Opportunities Fund (B), L.P., Investment Partners V (A), LLC and SUNROCK DISCRETIONARY CO-INVESTMENT FUND II, LLC.  BlackRock, Inc. is the ultimate parent holding company of such investment adviser entities.  On behalf of such investment adviser entities, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares.  Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such investment adviser subsidiaries and such portfolio managers and/or investment committee members is 55 East 52nd Street, New York, New York 10055. Shares listed in the table as beneficially owned may not incorporate all shares deemed to be beneficially held by BlackRock, Inc.

(6) Issued pursuant to a Common Stock Purchase Agreement in connection with the occurrence of certain events following the date of such agreement.

(7) Consists of (i) 907,215 shares of Common Stock issuable upon the conversion of Series C Preferred Stock, (ii) an estimated 123,963 shares of Common Stock issuable upon the exercise of Series C Warrants and (iii) an estimated 104,062 shares of Common Stock issuable upon the conversion of shares of Series C Preferred Stock that may be made as dividend payments.

(8) Represents shares of Common Stock issued to the selling stockholders that exceeded the estimate of shares of Common Stock issuable upon the exercise of Series A Warrants and Series B Warrants included in the registration statement on Form S-3 (No. 333-228914) previously filed by the Company.

PLAN OF DISTRIBUTION

The shares of Common Stock covered by this prospectus may be offered and sold from time to time by the selling stockholders. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The selling stockholders may sell their shares of Common Stock by one or more of, or a combination of, the following methods:

●	privately negotiated transactions;

●	underwritten transactions;

●	exchange distributions and/or secondary distributions;

●	sales in the over-the-counter market;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	sales by broker-dealers who agree with the selling stockholders to sell a specified number of such shares of Common Stock at a stipulated price per share;

●

a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

●	short sales;

●	through the writing of options on the shares, whether or not the options are listed on an options exchange;

●	through the distributions of the shares of Common Stock by any selling stockholder to its partners, members or stockholders;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

In addition, the selling stockholders may from time to time sell shares of Common Stock in compliance with Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than pursuant to this prospectus. In such event, the selling stockholders may be required by the securities laws of certain states to offer and sell the shares of Common Stock only through registered or licensed brokers or dealers.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of shares of Common Stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares of Common Stock may be underwriting discounts and commissions under the Securities Act. If any selling stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, then the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the selling stockholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

In connection with sales of shares of Common Stock under this prospectus, the selling stockholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of shares of Common Stock in the course of hedging the positions they assume. The selling stockholders also may sell shares of Common Stock short and deliver them to close their short positions, or loan or pledge shares of Common Stock to broker-dealers that in turn may sell them. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell such shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424 or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution, including the names of any underwriters, the purchase price and the proceeds the selling stockholders will receive from the sale of shares of Common Stock, any underwriting discounts and other items constituting underwriters’ compensation, any public offering price and any discounts or concessions allowed or reallowed or paid to dealers, and any other information we believe to be material.

The aggregate proceeds to the selling stockholders from the sale of shares of Common Stock offered by them will be the purchase price of the Common Stock less discounts or commissions, if any. The selling stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents. We will not receive any of the proceeds from any offering by the selling stockholders.

There can be no assurances that the selling stockholders will sell any or all of the shares of Common Stock offered under this prospectus.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of our business.

DESCRIPTION OF COMMON STOCK TO BE REGISTERED

The following is a summary of our Common Stock and provisions of the Certificate of Incorporation and our Amended and Restated Bylaws (the “Bylaws”) and certain provisions of Delaware law. This summary does not purport to be complete and is qualified in its entirety by the provisions of the Certificate of Incorporation and the Bylaws. The Certificate of Incorporation and the Bylaws are incorporated by reference and filed as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

Authorized and Outstanding Shares of Common Stock

The Certificate of Incorporation authorizes the issuance of 480,000,000 shares of Common Stock. As of November 8, 2021, there were 123,829,640 shares of Common Stock outstanding and held by 64 holders of record. The number of record holders is based upon the actual number of holders registered at such date and does not include holders of shares in “street name” or persons, partnerships, associated, corporations or entities in security position listings maintained by depositories.

Voting Power

Except as otherwise required by law or as otherwise provided in the certificate of designations for our series of preferred stock, the holders of our Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action and will at all times vote together as one class on all matters submitted to a vote of our stockholders. Holders of our shares of Common Stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Subject to the prior rights of all classes or series of stock at the time outstanding having prior rights as to dividends or other distributions, the holders of our Common Stock are entitled to receive such dividends and other distributions, if any, as may be declared from time to time by the Board in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution and Winding Up

In the event of the voluntary or involuntary liquidation, dissolution, or winding-up of the Company, the holders of our Common Stock are entitled to receive their ratable and proportionate share of the remaining assets of the Company, after the rights of the holders of the preferred stock have been satisfied.

Election of Directors

The Board of Directors is currently divided into three classes, Class A, Class B and Class C, with only one class of directors being elected in each year and each class serving a three-year term. There is no cumulative voting with respect to the election of directors.

Dividends

We have not paid any cash dividends on shares of our Common Stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements, and general financial condition. The payment of any dividends will be within the discretion of the Board of Directors.

Certain Anti-Takeover Provisions of Delaware Law

Staggered Board of Directors

The Certificate of Incorporation provides that the Board of Directors will be classified into three classes of directors of approximately equal size. As a result, in most circumstances, a person can gain control of the Board only by successfully engaging in a proxy contest at two or more annual meetings.

Special Meeting of Stockholders; Action by Written Consent

The Bylaws provide that special meetings of our stockholders may be called only by a majority vote of the Board of Directors. Additionally, the Certificate of Incorporation and Bylaws provide that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at the Company’s principal executive offices not less than 60 days nor more than 90 days prior to the meeting. In the event that less than 70 days’ notice or prior public disclosure of the date of the annual meeting of stockholders is given or made to stockholders, a stockholder’s notice shall be timely if received at the Company’s principal executive offices no later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public was made, whichever first occurs. The Bylaws also specify certain requirements as to the form and content of a stockholders meeting. These provisions may preclude Company stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Authorized but Unissued Shares

The Company’s authorized but unissued shares of Common Stock and preferred stock are available for future issuances without stockholder approval, subject to any limitations imposed by the Nasdaq Listing Rules. Such additional shares could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Selection

The Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in Company’s name, actions against directors, officers and employees for breach of fiduciary duty and other certain actions be brought only in the Court of Chancery in the State of Delaware. Although Company believes this provision benefits it by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against Company’s directors and officers. However, the exclusive forum provision in the Certificate of Incorporation does not apply to suits brought to enforce any duty or liability created by the Exchange Act or the Securities Act or any claim with respect to which the federal courts have exclusive jurisdiction.

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company, One State Street Plaza, 30th Floor, New York, NY 10004-1561.

Securities Exchange

The Common Stock is traded on the Nasdaq Capital Market under the symbol “NEXT.”

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of any securities to be offered will be passed upon for us by our counsel, K&L Gates LLP, Charlotte, North Carolina. Any underwriters will be represented by their own legal counsel.

EXPERTS

The audited consolidated financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

NextDecade Corporation

2,175,856 Shares of Common Stock

PROSPECTUS